As filed with the Securities and Exchange Commission on April 25, 2005
Registration No. 333-123365

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 to
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TELECOMM SALES NETWORK, INC.
(Name of small business issuer in its charter)

Delaware	7389	20-1602779
(State of incorporation)	(Primary Standard	(I.R.S. Employer
	Classification Code No.)	Identification No.)

c/o Skye Source, LLC
8621 Gleneagles Drive
Raleigh, NC 27613
919-846-3990
(Address and telephone number of principal executive offices)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
New Castle County
(302) 658-7581
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
James F. Verdonik, Esq.
Daniels Daniels & Verdonik, P.A.
P.O. Drawer 12218
Research Triangle Park, North Carolina 27709-2218
(919) 544-5444
(919) 544-5920 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock being offered hereunder have been sold, up to a maximum of 180 days.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE(3)

Common stock, par value $0.0001 per share	2,056,000	$0.05	$102,800	$12.10
TOTAL	2,056,000	$0.05	$102,800	$12.10

(1)
Includes (i) up to 2,056,000 shares of common stock issued in a private placement conducted during 2004; and (ii) any additional shares of common stock which may become issuable upon exercise of the common stock purchase warrants by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and computed pursuant to Rule 457 based upon a sale price of $0.05 by the Company of its Common Stock, which was the last sale prior to filing this registration statement. It is not known how many shares will be purchased under

(3)	Filing fee was previously paid.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling security holders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
TELECOMM SALES NETWORK, INC.
2,056,000SHARES OF COMMON STOCK

Telecomm Sales Network, Inc. (“TSN”), of 2,056,000 shares of our common stock.

This prospectus covers up to 2,056,000 shares of TSN's common stock that may be offered for resale by the security holders named in this prospectus and the person(s) to whom such security holders may transfer their shares. The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. No shares are being offered by TSN.

We will not receive proceeds from the resale of the shares by selling security holders. We will bear substantially all expenses of registration of the shares. The selling security holders will pay any underwriting fees, discounts or commissions and transfer taxes in connection with the sale of the shares. The selling security holders and any broker-dealer who may participate in sales of the shares may use this prospectus. See "Plan of Distribution."

Our common stock is presently not traded on any market or securities exchange. It is our intention to have a market maker apply for trading for our common stock on the Over the Counter Bulletin Board ("OTC-BB") following the effectiveness of this registration statement.

There is not yet a market for shares of our Common Stock. The selling security holders will sell shares of our Common Stock at a price of $0.05 per share or at privately negotiated prices until our shares are quoted on the OTC-BB and thereafter at prevailing market prices or at privately negotiated prices.

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 2.

We are located at c/o Skye Source, LLC., 8621 Gleneagles Drive, Raleigh, North Carolina 27613. Our telephone number is 919-846-3990.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is ___________, 2005.

Dealer Prospectus Delivery Obligation

Until __________, 2005 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

i

PROSPECTUS SUMMARY

Telecomm Sales Network, Inc. (“TSN”) was incorporated under the laws of Delaware on August 26, 2004. We have not yet generated any revenues. We intend to provide sales channel and marketing consulting and support services to telecommunications companies that desire to establish distribution networks for their products in markets outside the United States and distributors who desire to distribute telecommunications products in markets outside the United States. These services will facilitate the process by which hardware and software companies select and establish relationships with international distributors for their products. Telecommunications products that we will seek to represent will change from time to time as market opportunities arise. Currently, we intend to target voice over Internet (VOIP) systems and components, data compression devices, network management software and data and voice wireless products. As is disclosed in “Description of Business,” we have not commenced operations as of the date of this Prospectus. Consequently, no current negotiations are underway for us to provide services to any telecommunications company or any distributor.

As of the date of this Prospectus we have only two employees, our Chief Executive Office and our Vice President-Operations, who plan to devote only ten hours per week to our business.

We need to raise up to $2.5 million to execute our business plan. We believe becoming a public company will give us access to investors who invest in PIPES transactions (“Private Investments in Public Equity Securities”), in which securities are sold in a private placement and then registered for resale soon after the closing of the private transaction. We plan to seek to do a PIPES transaction after our common stock begins to be traded on the Over-the-Counter Bulletin Board (“OTC-BB”). We expect this private transaction will have a $2.5 million maximum and a $1 million minimum condition to closing, because we do not believe we will have a viable business, unless we raise at least $1 million. We do not believe it is possible to raise the money we need until after our stock begins trading on the OTC-BB and we have no commitments from any investors to invest in us. Consequently, there can be no assurance that we will be successful in raising the capital we need.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, the selling security holders may from time to time sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including any documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission’s offices mentioned under the heading “Where You Can Find More Information.”

THE OFFERING

We are registering for resale by the selling security holders up to 2,056,000 shares of common stock issued in a private placement during 2004. In addition, we are also registering for resale any additional shares of common stock which may become issuable with respect to the shares of common stock by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

Securities Being Offered	Up to 2,056,000 shares of common stock

Offering Price
The initial offering price is $0.05 per share, which is the price paid to the Company by the Selling Security Holders. The Selling Security Holders, however, will each make their own decisions about the price at which they choose to sell their shares. See “Plan of Distribution.” There is no market for our common stock and there can be no assurances that a market will develop in the future. The selling security holders can sell their shares at prevailing market prices, if a public market develops for our common stock, or at privately negotiated prices.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus. Refer to “Plan of Distribution.”

Securities Issued	4,120,000 shares of our common stock are issued and outstanding as of March 15, 2005.

Use of Proceeds	All of the common stock to be sold under this prospectus will be sold by existing shareholders and we will not receive any proceeds from the sale of the common stock by the selling security holders.

SUMMARY OF HISTORICAL FINANCIAL DATA

TSN is a newly-formed company and thus no historical financial data is available. From the period August 26, 2004 (date of inception) through December 31, 2004, TSN has had no revenues and had incurred general and administrative expenses of $3,387. Also at December 31, 2004, we had current assets of $103,138 and current liabilities of $15,965.

RISK FACTORS

RISKS CONCERNING OUR BUSINESS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock.

If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

(1) Our independent auditor has indicated that it doubts that we can continue as a going concern. Our independent auditor’s opinion may negatively affect our ability to raise additional funds, among other things. If we fail to raise sufficient capital we will not be able to implement our business plan and you will lose your investment.

Williams & Webster, P.S., our independent auditors, has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and lack of revenues to date. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to implement our business plan and you will lose your investment. You should consider our auditor’s comments when determining if an investment in us is suitable.

(2) We had only $103,138 of current assets at December 31, 2004, and we have had no operating history. This increases the risk that we will not be successful in operating our business and that you may lose your entire investment.

At December 31, 2004 we had only $103,138 of current assets and we have no operating listing. These factors increase the risk that we will not be successful in operating our business and that you may lose your entire investment.

(3) We need to raise approximately $2.5 million to pay conduct operations during our first year and you may lose all of your investment if we fail to raise such amounts.

We need to raise approximately $2.5 million in subsequent capital raising activities, to pay offering expenses and conduct operations during our first year. In the current economic environment, it is extremely difficult for companies without profits or revenue, such as TSN, to raise capital. TSN may not be able to raise the capital we need in this offering or in later financings to conduct our business. We plan to raise most of the money we need outside the United States. If we fail to raise the capital we need, we will not be able to conduct our business and you may lose your entire investment. Even if we are successful in raising the additional funds, we may have to accept terms that adversely affect our stockholders. For example, the terms of any future financing may impose restrictions on our right to declare dividends or on the manner in which we conduct our business.

(4) We have no operating history, revenues and profits in the telecommunications sales industry or otherwise, and therefore it will be difficult for you to analyze our prospects and our business model.

We are a new enterprise that has no operating history and no revenues upon which you can base an evaluation of our business and prospects, and thus it will be difficult for you to analyze our prospects, business model, and the appropriateness of making an investment in us. We are subject to all of the risks inherent in the establishment of a new business enterprise, and more particularly we do not know if we will be able to effectively market our services to telecommunications companies and distributors and obtain sufficient customers to become profitable. TSN may never generate revenues or become profitable.

(5) We may not be successful in convincing telecommunications companies to use distributors doing business with us or in convincing distributors to do business with us. If we cannot do this, our business will fail.

Our business depends entirely on convincing telecommunications companies to use distributors who do business with us and on convincing distributors to do business with us. Telecommunications companies may prefer to establish their own networks. Distributors may prefer to deal directly with telecommunications companies. If we cannot convince telecommunications companies to use distributors, who do business with us, and convince distributors to do business with us, our business will fail.

(6) Telecommunications companies may decide to establish distributor networks without the assistance of outside advisors, like us. If they do so, our business will fail.

Many telecommunications companies already have established distributor networks, or they may decide to establish distributor networks without the assistance of outside advisors, like us. If telecommunications companies decide to establish distribution networks enter on their own, we will have no customers and our business will fail.

(7) We may not be successful in convincing distributors to operate as part of a network of distributors within assigned geographic territories. If we cannot convince distributors to act as part of a network within assigned geographic territories, it will be difficult for us to establish a worldwide network that is attractive to telecommunications companies. This may reduce the revenue we can generate. In that case, our business may fail.

We anticipate that telecommunications companies will want distribution networks that work effectively in all the world’s major geographic markets. Many distributors serve a large number of geographic markets, but in fact lack the resources to effectively penetrate all the markets they nominally serve. We plan to identify the distributors who are most effective in each geographic market and deliver to telecommunications companies a network of high performing distributors in each geographic market. Distributors, especially those that compete with one another across many markets, may be reluctant to limit the geographic scope of their agreements. If so, we would not have enough high performing distributors to offer a valuable network to telecommunications companies.

(8) We have no experience in the business of establishing worldwide networks of distributors. This lack of experience may cause us to make decisions about our business that cause us to lose revenue opportunities or incur greater expenses than are necessary.

We are a new company and thus have no experience in the business of establishing worldwide networks of distributors. This lack of experience will make it more difficult for us to succeed, because our lack of experience may cause us to make decisions about pricing, marketing and other aspects of our business we would not make if we had experience. This may result in our losing revenue opportunities or incurring more expense than is necessary. It will also make it more difficult for you to evaluate our prospects, business model, and chance of success.

(9) We depend on our Chief Executive Officer, William Sarine, and our Vice President-Operations, Tony Summerlin, because they are the only persons currently affiliated with us who has prior experience in selling telecommunications products. Any reduction of their role at our company could cause us to be unable to implement our business plan, which could cause us to lose revenue opportunities and cause our business to fail.

Our success will largely depend on the vision, experience, knowledge, business relationships and abilities of our President and Chief Executive Officer, William Sarine, and our Vice President-Operations, Tony Summerlin. As such, their services are required to ensure we implement our business plan, because we depend on their past experience with selling telecommunications products. Any reduction of their role may cause our business to fail. We do not have an employment agreement with them, nor do we have a “key man” insurance policy on his life.

(10) Our directors and officers will not be devoting their full working time and attention to our business. It will be difficult to implement our business plan, obtain and service customers and generate revenue while our officers and directors are not devoting their full time and attention to the development of our business. Failure to do all these things will reduce the value of our business.

William Sarine and Tony Summerlin, our officers and members of our Board of Directors, expect to devote approximately ten hours per week, on average, to our business.

We will find it more difficult to implement our business plan, obtain and service customers and generate revenue while our officers and directors are only devoting a portion of their time and attention to our business, unless we are able to recruit and retain experienced and competent full-time employees who can assume responsibility for operating our business. Failure to do all these things well may cause our business to fail.

RISKS CONCERNING OUR OFFERING

(11) We will receive no proceeds from this offering. All proceeds of this offering will go to Selling Securitiesholders. Consequently, we will have to raise the amount we need to implement our business plan from other sources. We may not be able to raise capital we need from other sources. This could cause you to lose the full amount of your investment.

We will receive no proceeds from this offering. All proceeds of this offering will go to Selling Securitiesholders. Consequently, we will have to raise the amount we need to implement our business plan from other sources. We need to raise approximately $2.5 million to fund our first year of operation. We plan to raise this capital primarily from investors outside the United States. If we fail to raise the full amount we need, we will be required to raise capital by other means. If we are unable to raise the full amount we need in this offering or by other means, we will be unable to fully implement our business plan and you may lose your entire investment.

RISKS ASSOCIATED WITH OUR OFFERING

(12) We May Not Qualify to Have Our Stock Quoted for Trading on the Over-the-Counter Electronic Bulletin Board, and Therefore You may be Unable to Sell Your Shares. Even if We Qualify to Have Our Stock Quoted for Trading, Trading Volume May Not Develop and You May be Unable to Sell Your Shares.

Upon completion of this offering, we will seek to have our common stock eligible for quotation in the Over-the-Counter Electronic Bulletin Board (“OTCBB” or “Bulletin Board”). Other public markets, such as NASDAQ or a national securities exchange, have qualitative and quantitative listing criteria that we do not currently meet. These criteria include operating results, net assets, corporate governance, minimum trading price and minimums for public float, which is the amount of stock not held by affiliates of the issuer.

To be eligible to have our securities quoted on OTCBB, we must file reports with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Act of 1933 and we must remain current in our periodical reporting obligations. A broker/dealer must also file a Form 211 with the National Association of Securities Dealers (“NASD”) to allow our common stock to be quoted on the OTCBB. For more information on the OTCBB see its web site atwww.otcbb.com.

If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.” The “pink sheets” are operated by a private company and are not affiliated with the NASD. However, a broker-dealer must file a Form 211 and undergo NASD review before it can quote securities on the “pink sheets.” Companies quoted on the “pink sheets” need not file periodic reports with the Securities and Exchange Commission. Trading volume for securities traded only on the “pink sheets” is generally lower than for securities traded on OTCBB. If our securities quoted for trading only on the “pink sheets,” an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby.

The above-described rules may materially adversely affect the liquidity of the market for our securities. There has been no public market for our common stock. There can be no assurance that an active trading market will ever develop or, if it develops, will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you will be unable to sell your shares. If so, your investment will be a complete loss.

(13) If Securities Analysts Do Not Publish Research or Reports About Our Business or If They Downgrade Our Stock, the Price of Our Stock Could Decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. If we do not succeed in attracting analysts to report about our company, most investors will not know about our company even if we are successful in implementing our business plan. We do not control these analysts. There are many large, well established publicly traded companies active in our industry and market, which may mean it will be less likely that we receive widespread analyst coverage. Furthermore, if one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. Lower trading volume may also mean that you could not resell your shares.

(14) Our Quarterly Revenues and Operating Results may Fluctuate in Future Periods and We may Fail to Meet Expectations of Investors and Public Market Analysts, Which Could Cause the Price of Our Common Stock to Decline.

Our quarterly revenues and operating results may fluctuate significantly from quarter to quarter. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include:

• the evolving demand for our services and software;

• spending decisions by our customers and prospective customers;

• our ability to manage expenses;

• the timing of new product releases;

• changes in our pricing policies or those of our competitors;

• the timing of execution of large contracts;

• changes in the mix of our services and software offerings;

• the mix of sales channels through which our services and software are sold;

• costs of developing new products and enhancements; and

• global economic and political conditions.

In addition, due to a slowdown in the general economy and general uncertainty of the current geopolitical environment, a existing and potential customer may reassess or reduce their planned technology and Internet-related investments and defer purchasing decisions. Further delays or reductions in business spending for technology could have a material adverse effect on our revenues and operating results.

(15) Our Stock Price is Likely to be Highly Volatile and May Decline.

If it becomes publicly traded, the trading price of our common stock is expected to fluctuate widely as a result of a number of factors, many of which are outside our control, such as:

• variations in our actual and anticipated operating results;

• changes in our earnings estimates by analysts;

• the volatility inherent in stock prices within the emerging sector within which we conduct business;

• and the volume of trading in our common stock, including sales of substantial amounts of common stock issued upon the exercise of outstanding options and warrants.

In addition, Over-the-Counter Bulletin Board, administered by the NASD, on which we intend to have our stock quoted has experienced extreme price and volume fluctuations that have affected the trading prices of many technology and computer software companies, particularly Internet-related companies. Such fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These broad trading fluctuations could adversely affect the trading price of our common stock.

Further, securities class action litigation has often been brought against companies that experience periods of volatility in the market prices of their securities. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources. If such a suit is brought against us, we may determine, like many defendants in such lawsuits, that it is in our best interests to settle such a lawsuit even if we believe that the plaintiffs’ claims have no merit, to avoid the cost and distraction of continued litigation. Any liability we incur in connection with this lawsuit could materially harm our business and financial position and, even if we defend ourselves successfully, there is a risk that management’s distraction in dealing with this type of lawsuit could harm our results.

(16) Our Securities Will Be Subject to "Penny Stock" Rules, Which Could Adversely Affect Our Stock Price and Make It More Difficult for You to Resell Our Stock.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that reports with respect to transactions in such securities are provided by the exchange or quotation system pursuant to an effective transaction reporting plan approved by the Commission.) We expect that our securities will be subject to these rules because we expect our securities will trade for less than $5.00 per share, if public trading occurs.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

• Contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

• Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

• Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

• Contains a toll-free telephone number for inquiries on disciplinary actions;

• defines significant terms in the disclosure document or in the conduct of trading penny stocks;

• Contains such other information and is in such form (including language, type, size, and format) as the Commission shall require; and

• by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

• with bid and offer quotations for the penny stock;

• the compensation of the broker-dealer and its salesperson in the transaction;

• the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

• Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

(17) Sales by officers, directors and consultants could adversely affect of our stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect our common stock, both because significant sales could depress prices, and because sales by management could provide a negative signal to the market about our prospects.

(18) All of the shares of Common Stock owned by our officers, directors and consultants may be resold by them in the future pursuant to Rule 144 or pursuant to a later registration statement. Such resales may have a negative impact on their interest in our future.

All of the shares held by our officers, directors and consultants may be resold. Such resales may have a negative impact on their interest in our future success.

(19) Resales of our stock by purchasers of shares in this offering may have a negative impact on any market that may develop.

The resale of our stock by our existing stockholders may have a negative impact on any market that may develop, thereby reducing the market value of your stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management’s current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “intend”, “expect”, “believe”, “anticipate”, “could”, “estimate”, “plan”, or “continue” or the negative variations of these words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements in any way reflect our actual future operations and/or financial results, and any of such information and statements will should not be relied upon either in whole or in part in any decision to invest in the shares. Many of the factors, which could cause actual results to differ from forward looking statements, are outside our control. These factors include, but are not limited to, the factors discussed above under “Risk Factors.”

USE OF PROCEEDS

We will receive none of the proceeds of resales of common stock by selling security holders in this offering. All offering proceeds from resales of common stock by the selling security holders will be received by the selling security holders. See “Selling Security Holders.”

DETERMINATION OF OFFERING PRICE

No public market currently exists for shares of our common stock. The price of the shares the Selling Security Holders are offering is arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling security holders were issued in a private placement conducted during 2004. We are registering these shares of our common stock for resale by the selling security holders identified below. The shares are being registered to permit public secondary trading of the shares, and the selling security holders may offer the shares for resale from time to time. See “Plan of Distribution.” It is possible that the selling security holders may not sell all of the securities being offered. The following table and the footnotes to the table sets forth:

•	the names of the selling security holders;
•
the number of shares of our common stock issued to the selling security holders in a private placement conducted during 2004 and other shares of common stock, if any, beneficially owned as of April 15, 2005 are all included in the column “Number of Shares of Common Stock Held Before Offering;”

•	the number of shares of our common stock that may be offered for resale for the account of each of the selling security holders pursuant to this prospectus; and
•	the number of shares of our common stock to be held by the selling security holders after the sale of all of the shares offered for resale by the selling security holders pursuant to this prospectus.

This information is based upon information provided by each respective selling security holder to us. The term “selling security holders” includes the security holders listed below and their transferees, pledgees, donees or other successors. To our knowledge, the named persons beneficially own and have sole voting and investment power over all shares or rights to these shares, except where indicated otherwise. The numbers in this table assume that none of the selling security holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 4,120,000 shares of common stock outstanding on April 15, 2005.

Selling Security holder Name	Number of Shares of Common Stock Held Before Offering(1)	Number of Shares of Common Stock to be Offered by Selling Security holder	Percentage of Common Stock to be Owned by Selling Security holder after Completion of Offering(2)
Dina Dunn	20,000	20,000	--
Robbie Hardy	30,000	30,000	--
Michael Dunn	20,000	20,000	--
Robert Dale	30,000	30,000	--
Donna C. Ledford	20,000	20,000	--
James S. Smitherman, Jr.	40,000	40,000	--
Susan D. Smitherman	40,000	40,000	--
William T. Fowler	20,000	20,000	--
Ronald E. McLaren	20,000	20,000	--
Gary Zeller	20,000	20,000	--
Dan Hudgins	100,000	100,000	--
Irv Pyun	50,000	50,000	--
Arlene G. Driver	20,000	20,000	--
Ralph S. Pickett	40,000	40,000	--
Karen G. Kolias Living Trust	20,000	20,000	--
Wallace Dawson	100,000	100,000	--
Michael S. Williams	100,000	100,000	--
Thomas Mix	100,000	100,000	--
Daniels E. Mays and Elizabeth H. May (JT TEN)	100,000	100,000	--
Steve Sterrett	100,000	100,000	--
Tracy Baker	100,000	100,000	--
Terry Miller	40,000	40,000	--
Jim Johnson	100,000	100,000	--
Ann M. Miller	10,000	10,000	--
Charles M. Miller	10,000	10,000	--
Frank S. Woody, Jr.	100,000	100,000	--
William R. Wilkes and JoEllen H. Wilkes (JT TEN)	100,000	100,000	--

Steve L. Regner	100,000	100,000	--
Diane Pyun	50,000	50,000	--
Richardo L. Zimmerman	100,000	100,000	--
Russell M. Fuller	60,000	60,000	--
Noel Steven Sims	100,000	100,000	--
H.S. Kennett	20,000	20,000	--
William M. Jackson	20,000	20,000	--
Jessie Mae Johnson	50,000	50,000	--
Larry K. Monteith	6,000	6,000	--
Linda Hiatt	10,000	10,000	--
Elizabeth B. Cloud	10,000	10,000	--
Randolph B. Cloud	10,000	10,000	--
Randolph E. Cloud	20,000	20,000	--
Pamela B. Cloud	20,000	20,000	--
Rick Wooten	30,000	30,000	--
Total	2,056,000	2,056,000	--

(1)
The preceding table was prepared based solely upon information furnished to us by the selling security holders listed above and our stock transfer records as of April 15, 2005. The selling security holders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the preceding table is presented. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option or a warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 15, 2005. As of April 15, 2005, there were 4,120,000 shares issued and outstanding, which number includes no options and warrants which are exercisable within 60 days of April 15, 2005.

(2)	If one percent or more, and assuming sale of all shares registered in this offering.

Relationships of Selling Security Holders

During the three years prior to the effective date of this registration statement, none of the selling security holders:

1.
has had a material relationship with us other than as a security holder at any time within the past three years, except for agreements entered into in connection with their investments and described herein ; or

2.	has ever been one of our officers or directors; or

3.	are broker-dealers or affiliated with broker-dealers.

Agreements With Selling Security Holders

At the time of their investment, we agreed to register the shares sold to selling security holders. In accordance with registration rights granted to the selling security holders, we have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Forms SB-2, of which this prospectus forms a part, with respect to the re-sales of the shares from time to time on the Over the Counter Bulletin Board or in other markets in which shares of our common stock may be traded from time to time, in privately-negotiated transactions, or otherwise, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until earlier of (i) 180 days after the effective date of this registration statement, (ii) the date on which all the registered securities have been sold by the selling security holders, and (iii) all the shares registered hereunder can be resold by the selling security holders without a registration statement being in effect.

PLAN OF DISTRIBUTION

The shares of common stock may be sold from time to time by the selling security holders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may offer their shares of common stock in one or more of the following transactions, including block transactions:

• on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale;

• in the over-the-counter market;

• in private transactions;

• through writing options on common stock; in short sales;

• by pledge to secure debts and other obligations; and

• in any combination of one or more of these methods of distribution.

When we use the term “selling security holder” in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling security holder whose name appears in “Selling Security Holders.” If we are notified by a selling security holder that a donee, pledgee or other transferee intends to sell more than 25,000 shares, we will file a prospectus supplement if required by law. In addition, if required, we will distribute a supplement to this prospectus to describe any material changes in the terms of the offering.

The shares of common stock described in this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling security holders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and will be subject to the prospectus delivery requirements of the Securities Act. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There is not yet a market for shares of our Common Stock. The selling security holders will sell shares of our Common Stock at a price of $0.05 per share, which is the price paid to us by the selling security holders, or at privately negotiated prices until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or at privately negotiated prices.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may, in the discretion of each selling securityholder, be sold under Rule 144 rather than under the terms of this prospectus. Refer to “Market for Common Stock” for a description of Rule 144. The selling security holders may decide not to sell all of the shares offered pursuant to this prospectus. The selling security holders may transfer such shares by will, gift or other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, the Common Stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Common Stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available in that jurisdiction and complied with. At this time, we do not plan to register or qualify our securities with any state, although we reserve the right to do so in the future. We plan to become included in the Standard and Poor’s Corporation Record. Inclusion in that publication can provide an exemption for resale of our Common Stock in approximately thirty-five states. Since some of these states impose additional requirements for this exemption, the exemption is not automatic in all states.

The selling security holders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling security holders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling security holders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling security holders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders.

Under the applicable rules and regulations of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if our public float is less that $25 million or the average daily trading volume of its stock is less than $100,000) prior to such person’s participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling security holder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by such selling security holder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

We agreed to register the shares under the Securities Act and to indemnify and hold the selling security holders harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the shares by the selling security holders. We have agreed to pay all reasonable fees and expenses incident to the filing of this registration statement. The selling security holder will pay all brokerage commissions and similar selling expenses, if any, attributable to its sale of shares. Refer to “Selling Security Holders” for a description of the registration rights of the selling security holders.

CAPITALIZATION

As of March 15, 2005, we have issued 4,120,000 shares of common stock for proceeds of $106,200. This information should be read in conjunction with the section entitled, Management’s Discussion and Analysis of Financial Condition and Results of Operations our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends, based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

DESCRIPTION OF BUSINESS

The Company

We were incorporated under the laws of Delaware on August 26, 2004. As a new company, we have not been involved in any bankruptcy, receivership or similar proceedings. Nor have we been through any material reclassification, merger, consolidation or purchase or sale of significant assets. We have reserved the website address www.telecommsn.com, although we have not yet launched our website.

We are a development stage company and we have not generated any revenue. We have minimal assets and we have conducted no operations except for formulating a business plan and fundraising activities. We have relied on sales of securities to fund all our activities to date.

Our offices are located in Raleigh, North Carolina.

The Products and Services

We intend to provide sales channel and marketing consulting and support services to telecommunications companies that desire to establish distribution networks for their products in markets outside the United States and distributors who desire to distribute telecommunications products in markets outside the United States. These services will facilitate the process by which hardware and software companies select and establish relationships with international distributors for their products.

Our services will include identifying suitable distributors, negotiating terms and prices for distribution contracts, channel marketing and channel support. Channel marketing is a structured program designed to engage and manage the relationships with distributors who have existing presence in the target markets. Managing a channel requires a pricing structure that permits enough margins to the distributor and the manufacturer. Telecomm Sales Network will select distributors most appropriate for the products to be sold in each territory and will align geographic territories so that distributors are not directly selling into the same markets. We will also inform the manufacturers what education about products is required for the distributors’ sales personnel and coordinate between manufacturers and distributors to ensure the sales force receives the education required to effectively market the products. We will also solicit feedback from distributors about the products and provide this information to the manufacturers, who may utilize the information to improve products, user interfaces or marketing literature, or provide local options for different markets. Support of the channel requires Telecomm Sales Network to staff first line support personnel passing the more complex support issues to the manufacturer.

Telecommunications products that we will seek to represent will change from time to time as market opportunities arise. Currently, we intend to target voice over Internet (VOIP) systems and components, data compression devices, network management software and data and voice wireless products. We have not commenced operations as of the date of this Prospectus. Consequently, no current negotiations are underway for us to provide services to any telecommunications company or any distributor.

To date, we have engaged in no material business operations and we have no prior experience in the business and establishing worldwide networks of distribution. We have not conducted a marketing study and we will not know whether there is a market for our services until we conduct a marketing study. We are budgeting $80,000 for a marketing study to be prepared, but we currently lack sufficient resources to pay for the marketing study we need. Consequently, we have not yet engaged any organization to conduct the marketing study. As is indicated in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we will seek to raise up to $2.5 million after our stock becomes publicly traded and one of the first uses of proceeds of that offering will be to fund the marketing study we need. There can be no assurance that we will be able to raise the capital we need. Therefore, we may not be able to conduct the marketing study we need.

Many companies have outsourced their personnel department, the IT departments and other areas of their operations. We intend to offer telecommunications companies’ outsourced distribution and channel management. Like all other outsourcing businesses, we will provide our client companies the opportunity to conduct their business through us without their hiring full time employees to conduct their business. Instead, we will hire the personnel with the required experience and sell their services to telecommunications companies.

The Market

Although the worldwide telecommunications equipment and software market is hundreds of billions of dollars annually, most of that market is dominated by very large manufacturers and suppliers. These large companies already have either internal distribution capabilities or established networks of outside distributors. We do not believe these larger companies are likely to become our customers and we do not plan to market to or for them. We plan to market our services to manufacturers and suppliers of telecommunications equipment and software with annual sales of less than $50 million.

As disclosed above, we have not yet performed any market studies to validate the potential market for our services. After we raise sufficient capital, one of the first uses for capital raised pursuant to will be to conduct targeted market studies to refine the product offering and identify specific target customers.

We believe that our services will be attractive to smaller telecommunications companies, because it allows them to create a new revenue stream with business and equipment that they already have without incurring substantial additional costs.

Our marketing approach to small telecommunications companies will include the following steps:

•	Development or enhancement of relationships with business development officers, CFOs and CEOs.
•	A presentation on each company’s potential to create or increase sales through a network of distributors.
•	Studying the products of companies to match products to the best distributors of those types of products.
•	Advice on how to negotiate, monitor and support distributors.

We believe this approach will be successful for several reasons, all of which involve the greater efficiencies companies can generate by outsourcing their distribution relationships to us.

•
First, many smaller companies focus initially on local markets and not on broad or international markets. Both Boards of Directors and investors often encourage management to focus on one or two markets rather than expending limited resources on multiple markets. As a consequence, international markets are often not even in the business plan for many smaller companies. We aim to provide a path to larger markets without the need to build this experience over time.

•
Second, establishing a network of international distributors requires substantial management time, effort and experience that many companies lack. Building a large infrastructure to establish and manage a global distribution system is not cost effective for many companies until after they begin to generate international revenue. We plan to build the infrastructure and leverage it across many client companies.

•
Third, it can take a long time and persistent efforts to generate revenue from international distributors. We offer the ability to continue to focus on building positive relationships with distributors over the long term required to generate substantial revenue without our clients incurring the costs associated with paying a team of employees before revenue is generated.

•
Fourth, companies often fail in the international arena because they choose the wrong partners. Sometimes they succeed in one geographic market or in one product line, because the distributors they choose is strong in that particular market or product line, but they fail in others, because they use the same distributor across many markets and product lines, only some of which the distributor has the resources and experience to service effectively. This often occurs because companies desire the convenience of dealing with one distributor or because distributors over-sell their abilities to companies and companies lack the ability to detect where distributors are strong and where they are weak. We will offer companies ease of dealing with a one-stop network with worldwide coverage. We will also assemble that network by verifying which distributor is strong in which markets and product lines and using that distributor solely in the areas they are strong.

•
Finally, companies often lack the knowledge to deal with distributors from many different countries whose business practices vary from one country to another. This causes inefficiency in negotiating distribution contracts and in building positive relationships that result in revenue. We will offer client companies a team of people who understand local custom and business practices, which will result in more efficient negotiations and more successful relationships.

As is discussed above, we have no prior experience in solving the foregoing problems for companies. To provide the services our clients will need, we will have to hire a team of people experienced in establishing and managing networks of international distributors. This team will include one or more of the following personnel: a contract negotiator, an international law specialist, an account representative to manage relationships and promote the flow of information and a telecommunication engineering expert. See “Description of Business - Employees.” The time frames for hiring these people and the expected cost are disclosed in detail in “Management’s Discussion and Analysis and Results of Operations.”

Competition

We believe the primary competition to our business will consist of telecommunications companies that already have or who decide to establish their own internal distribution capabilities, companies that hire internal employees to develop relationships with one or more outside distributors and distributors who offer companies distribution services across many geographic markets. There are a few very large companies that provide some or all of the services we intend to provide but these companies do not encourage small or early stage companies to participate. Such companies as TechData and Ingram Micro give only token coverage and depend on the vendor company to carry most of the burden. Since we are concentrating on small companies we do not believe there will be any serious competitive pressure from this direction.

Business Strategy

Our business strategy has been developed by our Chief Executive. We require approximately $2.5 million to fund our first year of operations. This will provide us with sufficient funds to begin identify distributors around the world who are interested in participating in our network, assessing the strengths and weaknesses of different distributors and pre-negotiating general terms and conditions for distribution contracts. After we negotiate general terms and conditions with distributors, we will offer these terms and conditions to the telecommunications companies we seek to represent. These companies will benefit by being able to review one set of general terms and conditions for multiple distributors, which should accelerate the process of establishing distribution networks in many countries and decrease costs. We also believe that the opportunity to represent many telecommunications companies will cause distributors to offer better terms and conditions then each company could obtain on its own.

As is discussed in greater detail in the Section of this Prospectus entitled “Description of Business - The Products and Services,” we intend to sell consulting services to telecommunications companies that desire to establish distribution networks for their products outside the United States and distributors who desire to distribute telecommunications products outside the United States. Channel marketing is a structured program designed to engage and manage the relationships with distributors who have existing presence in the target markets. Managing a channel requires a pricing structure that permits sufficient margins to the distributor and the manufacturer. Telecomm Sales Network will select distributors most appropriate for the products to be sold in each territory and will align geographic territories so that distributors are not directly selling into the same markets. We will also inform the manufacturers what education about products is required for the distributors’ sales personnel and coordinate between manufacturers and distributors to ensure the sales force receives the education required to effectively market the products. We will also solicit feedback from distributors about the products and provide this information to the manufacturers, who may utilize the information to improve products, user interfaces or marketing literature, or provide local options for different markets. Support of the channel requires Telecomm Sales Network to staff first line support personnel passing the more complex support issues to the manufacturer.

Many companies have outsourced their personnel department, the IT departments and other areas of their operations. We offer telecommunications companies outsourced distribution and channel management. Like all other outsourcing businesses, we will provide our client companies the opportunity to conduct their business through us without their hiring full time employees to conduct that aspect of their business.

We have not conducted any marketing studies or surveys to gauge whether the services we plan to offer will be purchased by telecommunications companies. This will be one of the first uses of $2.5 million of capital we plan to raise We expect the marketing survey will be completed during the first three months after we raise sufficient capital to conduct the study, but before we begin to make sales calls on potential customers. We have not yet selected a company to conduct the marketing study, but we have budgeted $80,000 for the marketing study.

The goals of the market study will include the following:

(1)	Determining which telecommunications companies represent the best targets for our services;
(2)	Understanding telecommunications companies’ expectations and requirements for financial terms for our services;
(3)	Clarifying which markets and distributors are most attractive to our target telecommunications companies; and
(4)	Confirming our pricing strategy.

We currently believe telecommunications equipment manufacturers and software suppliers with annual sales below $50 million represent the most attractive market for our services. After reviewing our planned marketing study, we will determine whether this is true and which group of companies we should target first after we complete the marketing study described above.

Pricing Strategy

We intend to negotiate distribution terms and conditions with distributors in many countries, including geographic territories and prices with a network of distributors around the world, and then charge telecommunications companies a fixed fee for signing term sheets and agreements incorporating these terms and conditions. We believe that in some cases, it may not be necessary to convince distributors to accept geographic limits on their territories or agree to standard terms and conditions. The amount of the fixed fee we charge will be established after we complete the market study discussed above.

We also plan to charge companies a small percentage of their sales through the distribution network we assist them to establish. Our current business plan has a target commission rate if 5% of sales. This percentage is, however, only tentative at this point and will not be firmly established until after we complete the market study discussed above.

We also pan to charge distributors who participate in the networks we establish a small percentage of sales. Our current business plan has a target commission rate of 0.5% of sales. This percentage is, however, only tentative at this point and will not be firmly established until after we complete the market study discussed above.

Employees

As of March 15, 2005, we had two part-time employees, William Sarine, our President and Chief Executive Officer, and Tony Summerlin, our Vice President-Operations. We believe we will need to hire approximately 14 additional personnel in order for our business to succeed as described under Business Strategy. There are no collective bargaining agreements in effect.

To operate effectively in this marketplace, we will need to hire experts in international distribution of telecommunication equipment and software. These experts will deal with both telecommunications companies and distributors.

Our employees will represent the majority of the costs for us.

The employees we hire will include a Vice President-Sales, an engineering manager and a product engineering specialist and three to eight account representatives, as well as financial and administrative staff, including a chief financial officer and a controller. Our current officers will recruit distributors for our distribution network and telecommunication companies as clients. The Vice President-Sales will recruit telecommunication companies as clients in conjunction with our current officers. The account representatives will coordinate between our telecommunications company clients and our distribution network to ensure the relationships are productive for both sides. The engineering manager will be responsible to assist in product selection, making sure the documentation and collateral information is in a form that can be used by the account representatives and distributors. Small companies that we believe will become our clients often are so close to their individual products they do a poor job of transferring that information to the field. The engineering manager will also coordinate with the Vice President-Sales. Our product engineering specialist will ensure the products we market present a consistent image to the market.

Intellectual Property

We have no trademark, copyright or patent protection at this time. We expect to develop intellectual property as we conduct our operations. This intellectual property is likely to consist of trade names and relationships with distributors around the world, which we will protect as trade secrets. We do not expect that we will develop any patentable inventions.

Properties

We currently utilize office space provided by Skye Source, LLC, a company operated by our officers. We will not begin to accrue or pay rent until after we raise at least $2.5 million or we begin to generate revenue, at which time we plan to move to larger quarters. We do not have a formal sublease. We believe that our office space is adequate and suitable for its intended purpose, but we will need to locate additional or new space as we ramp up our operations once the additional funding we require is obtained. We believe 5,000 square feet of space will be adequate for the next two years, although if our business expands faster than we plan we may need to lease a small amount of office space in Europe and/or Asia to be closer to the distributors with whom we plan to develop relationships.

Equipment

We expect the equipment we require will be limited to the desktop computers, phone system and the servers necessary to create an internal network. We estimate that we will need no more than $70,000 in computer equipment and software.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were incorporated under the laws of Delaware on August 26, 2004. As a new company, we have not been involved in any bankruptcy, receivership or similar proceedings. Nor have we been through any material reclassification, merger, consolidation or purchase or sale of significant assets.

We are a development stage company and we have not generated any revenue. We have minimal assets and we have conducted no operations except for formulating a business plan and fundraising activities. We have relied on sales of securities to fund all our activities to date.

We intend to provide consulting and support services to telecommunications companies that desire to establish worldwide distribution networks for their products and to distributors who desire to distribute telecommunications products. Our offices are located in Raleigh, North Carolina.

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like, believe, expect, estimate, anticipate, intend, project, and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statement, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from historical results or our prediction.

Management’s discussion and analysis of financial condition and results of operations

The market for telecommunications products and services is in the process of radical changes. Such technologies as Voice over Internet Protocol (VoIP), advances in cellular technology and wireless, have opened many new market opportunities for emerging companies. We believe the biggest barrier to these emerging companies is the vast control large telecommunication companies have on the market. We intend to open up an avenue for the small emerging companies to benefit by group participation in our programs. Over the next ten years we expect that today’s small aggressive telecommunications companies will take a greater role in the future of the industry.

As with all new concepts this plan is subject to certain risk and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage company and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion in their audit report. This means that our auditors believe there is doubt that our business operations can continue for the next 12 months unless we obtain additional capital. This is because we have not generated any revenues and no revenues are anticipated until and unless we raise approximately $2.5 million of capital which is necessary to generate sufficient revenue from fund our operation until we anticipate we will be able to selling and providing services. To the date of this Prospectus, we have raised a total of $106,200 from a private stock offering and sales to our founders.

First Year Summary Business Plan

As is described in greater detail in “Description of Business,” our business is to provide consulting and support services to telecommunications companies that desire to establish worldwide distribution networks for their products and to distributors who desire to distribute telecommunications products. Our offices are located in Raleigh, North Carolina. We expect our services will be priced in a combination of (i) fixed fees from telecommunications companies for assisting such companies to establish relationships with a network of distributors, (ii) a small percentage of revenue the telecommunications companies generate through distributor relations we assist them to establish and (iii) a small percentage of the revenue distributors generate from the relationships we assist them to establish.

We estimate we will have approximately $2.5 million of expenditures during our first year of operation after which time we expect that our revenues will be adequate to pay for our expenses. This amount may be reduced by $360,000 if we fail to raise $2.5 million and we do not generate revenue during the first year as no salary would be paid to the Chief Executive Officer and Vice President-Operations until we raise $2.5 million or begin to generate revenue. We believe this amount will be sufficient to allow us to generate our first revenue. Generating revenue may make additional financing possible, if additional financing becomes necessary.

Operations will commence after we raise at least $1 million. Initial operating activity will involve the CEO and Vice President-Operations recruiting the remainder of the team and supervising the initial marketing study. Recruitment is expected to require three months. During this time, we will also engage a marketing research firm to interview telecommunications equipment manufacturers and software suppliers about their distribution networks and plans to either establish or expand distribution relationships. At the same time, we will begin to evaluate potential distributors for our network. We expect most of our expenses during this initial three-month period will consist of the fee for the market study, personnel recruiting and travel expenses.

We expect to pay no salaries until after the marketing study has been completed and the initial team has been recruited. We expect it will take approximately three months after we raise $1 million of capital to complete the marketing study and recruit a team of eight people. Spending estimates for salaries for the first year, therefore, start at this three month mark. We expect to sign our first contracts with customers approximately three months after we recruit our team and to begin to receive our first revenues within three months after signing contracts with customers, or approximately six months after the team is recruited.

We are not going to buy or sell any plant or significant equipment. We expect our employment and other expenses will increase as we hire employees and begin marketing and servicing customers as described under “Description of Business” above.

Detailed Plan of Operations For The First Twelve Months

A detailed plan of operations for the first twelve months following our raising at least $1 million is set forth below.

All dates below refer to quarters and months that begin after we raise at least $1 million. This is a plan only, and there can be no assurances that we will be able to perform according to our plan. We reserve the right to change our plan to adapt to changing circumstances, including customer response and the availability of funds.

Anticipated Major Events and Timing

First Quarter-

1.	Commission and supervise initial marketing study to refine our approach to the market.

2.	Identify potential candidates for our team and negotiate terms of employment.

3.	Develop list of telecommunications equipment manufacturers and software developers that we plan to target upon inception of marketing activities.

4.	Identify list of potential distribution partners.

5.	Identify and engage a specialist in international law.

6.	Identify part-time controller for hiring upon completion of financing.

7.	Identify and hire engineering manager.

8.	Acquire computer equipment and set up IT infrastructure.

9.	Engage an outside marketing and PR firm with International experience.

Second Quarter -

10.	Hire a VP of Sales and begin identifying and building a core team of Account Representatives, which we expect will start with three and grow to eight people by year end.

11.	Identify and contract for office space or executive suite to serve as headquarters for the company. Set up offices, including physical infrastructure.

12.	Hire Chief Financial Officer and Controller and begin developing financial infrastructure.

13.	In the first month of the quarter, hire a four-person team to call on telecommunications companies and distributors. Train team on our approach to the business.

14.	Hire a product engineering specialist.

15.	Travel to sites of potential first customers and distributors.

16.	Negotiate standard distribution terms and conditions.

17.	Analyze characteristics of telecommunications company’s products and goals and distributor strengths and weaknesses.

18.	Sign up distributors in network to cover major countries in North America, Europe and East Asia.

19.	Assist our telecommunications companies to sign first term sheets and then first distribution contracts.

Third Quarter -

20.	Work with customers and distributors to resolve issues to ensure distribution relationships are positive for both parties.

21.	Continue to execute contracts with telecommunications companies and distributors.

22.	Begin to generate revenue from contracts.
Fourth Quarter -

23.	Hire six additional personnel, if the volume of business justifies expanding the team.

24.	Continue to execute and service contracts.

25.	Conduct evaluations of the relationships established.

26.	Expand distributor network participants into South America and South Asia.

27.	Advise companies about how to provide better support to distributors to increase sales.

We anticipate the cost for the foregoing will be approximately as follows on a month by month basis:

Estimated Costs

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6
Marketing Study	40,000	40,000
Computer Equipment/Software	6,000	14,000		30,000
General Overhead and Admin.	3,000	6,000	10,000	10,000	10,000	10,000
Legal and Accounting	5,000	5,000	5,000	5,000	5,000	5,000
Sales & Marketing (Travel, Etc.)	20,000	20,000	20,000	50,000	50,000	50,000
Advertising and PR		5,000	5,000	5,000	5,000	5,000
List Team Members by Position
CEO				20,000	20,000	20,000
Vice President-Operations				20,000	20,000	20,000
CFO				20,000	20,000	20,000
Comptroller				6,000	6,000	6,000
VP Sales				8,000	8,000	8,000
Account Representatives (3-8)				12,000	16,000	20,000
Engineering Manger		6,000	6,000	6,000	6,000	6,000
Product Engineering Specialist				3,000	6,000	6,000
Administrative Staff		3,000	3,000	3,000	3,000	6,000

Payroll tax and overhead	10,000	15,000	15,000	25,000	25,000	30,000

	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	Total
Marketing Study							80,000
Computer Equipment/Software				20,000			70,000
General Overhead and Admin.	7,625	7,625	7,625	7,625	7,625	7,625	94,750
Legal and Accounting	5,000	5,000	5,000	5,000	5,000	90,000	145,000
Sales & Marketing (Travel, Etc.)	75,000	75,000	75,000	75,000	75,000	75,000	660,000
Advertising and PR	5,000	5,000	5,000	5,000	5,000	5,000	55,000
List Team Members by Position
CEO	20,000	20,000	20,000	20,000	20,000	20,000	180,000
Vice President-Operations	20,000	20,000	20,000	20,000	20,000	20,000	180,000
CFO	20,000	20,000	20,000	20,000	20,000	20,000	180,000
Comptroller	6,000	6,000	6,000	6,000	6,000	6,000	54,000
VP Sales	8,000	8,000	8,000	8,000	8,000	8,000	72,000
Account Representatives (3-8)	20,000	24,000	28,000	32,000	32,000	36,000	220,000
Engineering Manger	6,000	6,000	6,000	6,000	6,000	6,000	66,000
Product Engineering Specialist	6,000	6,000	6,000	6,000	6,000	6,000	51,000
Administrative Staff	6,000	6,000	6,000	6,000	6,000	6,000	54,000

Payroll tax and overhead	30,000	30,000	35,000	35,000	35,000	40,000	325,000
							2,486,750

Although we believe that becoming a public company will better position us to raise money than we can as a private company, there is no assurance that we will be able to raise enough money to begin and stay in business. The primary alternatives are a second public offering, a private placement of securities, or loans. We believe that if we are successful in raising the $2.5 million we need to conduct operations during our first year and to begin generating revenue, we will become a more attractive investment for investors.

At the present time, we have not made any arrangements to raise additional cash as we believe offering investors liquidity after we become a public company will be a key factor in increasing our ability to raise capital on acceptable terms and conditions. We believe becoming a public company will give us access to investors who invest in PIPES transactions (“Private Investments in Public Equity Securities”), in which securities are sold in a private placement and then registered for resale soon after the closing of the private transaction. We plan to seek to do a PIPES transaction after our common stock begins to be traded on the Over-the-Counter Bulletin Board (“OTC-BB”). We expect this private transaction will have a $2.5 million maximum and a $1 million minimum condition to closing, because we do not believe we will have a viable business, unless we raise at least $1 million.

We do not believe it is possible to raise the money we need until after our stock begins trading on the OTC-BB and we have no commitments from any investors to invest in us. Consequently, there can be no assurance that we will be successful in raising the capital we need. If we need additional cash and can’t raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely. In that event, our Board of Directors will evaluate the situation and may be forced to seek to sell any assets we have and repay creditors. In that situation, it is not anticipated that assets will be sufficient to make any payments to shareholders.

Limited Operating History; Need for Additional Capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We are a development stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays beginning to sell and provide our services, and uncertain demand by customers for our services.

To become profitable and competitive, we must recruit employees and begin marketing our services. We will seek equity financing to provide for the capital required.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations and we may be forced to liquidate our assets and repay any creditors. In that situation it is likely you will lose your entire investment. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From August 26, 2004, our date of inception, through March 15, 2005, we have sold our common stock to raise money for corporate organization expenses. Net cash provided by financing activities from inception on August 26, 2004, was $106,200, as a result of proceeds from sales of common stock. In addition, William Sarine and Tony Summerlin have provided services to us. See “Certain Relationships and Related Transactions.”

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from business operations.

We issued 2,120,000 shares of common stock through private placement offerings during 2004. Proceeds of that stock offering will be used primarily to pay the expenses of this offering. After our shares begin to be public traded, we will seek to raise approximately $2.5 million of additional capital to allow us to commence operations and to conduct business during our first year of operations. We believe being a public reporting company whose shares can be traded will enable us to sell shares to investors who do not invest in private companies. We believe many of these investors will be located outside the U.S.

As of December 31, 2004, our current assets were $103,138 and our current liabilities were $15,965. We believe that we will have to raise additional capital (approximately $2.5 million) to successfully conduct our business. After our shares begin to be public traded, we will seek to raise $2.5 million of additional capital to allow us to commence operations and to conduct business during our first year of operations.

As described above, William Sarine has provided services to us without payment. He is not expected to loan funds to us to finance operations.

MANAGEMENT

Executive Officers and Directors

The names of our directors and executive officers are listed below. The terms of all directors expire at the next annual meeting of stockholders and upon election of their successors. The terms of all officers expire upon the next annual meeting of the Board of Directors and upon the election of the successors to such officers.

Name	Age	Position

William Sarine	64	President, CEO, Treasurer, Chief Financial Officer and Director
Tony Summerlin	58	Vice President, Secretary and Director

Mr. Sarine and Mr. Summerlin intend to work only ten hours per week for Telecomm Sales Network. They each currently work approximately thirty hours per week for Skye Source, LLC. Skye Source, LLC was established in 2002 to provide cost-effective Information Technology consulting services and hardware, software & services solutions for our clients. Selected vendors also engage Skye Source to market to specific vertical markets where there is a need for senior sales and marketing skills. In the Fourth Quarter of 2003, management identified the need for a professional “rep network” of sales and technical folks for the IT marketplace. Skye Source formulated our plan and introduced a program called TAN - Technology Ambassadors Network. TAN is a national group of senior level professional sales and technical people who operate independently and get paid for the work they do. TAN members cover all the major markets in the U.S. Members come in a wide variety of backgrounds and skill sets. Vendors contract with Skye Source and then have the availability of the TAN network to outsource their selling and support requirements.

William G. Sarine 64

William Sarine has been a Partner of Skye Source, LLC since 2003. Skye Source, LLC builds networks of independent sales representatives to sell products for manufacturers. Prior to founding Skye Source, LLC, Bill Sarine was a founder and chief executive officer from 1999 until 2003 of PotsTek, Inc., which designed and marketed telecommunications equipment. From 1994 through 1999, he operated a territory operation for Larscom, Inc. a major supplier of telecommunications equipment. He also founded Global Data Networking Systems, Inc., a successful distributorship and consulting firm where he worked from 1990 until 1994. He has been a director of sales, a national sales manager and a product manager for both large and small companies. He developed the “10/40 Sales Management Program”, a sales motivational tool. Bill is currently on the faculty for the University of South Carolina’s NetGen CIO Academy. Bill has a degree in marketing from Fairleigh Dickenson University with additional studies at Fordham University. He has conducted and attended a variety of industry-related schools and seminars, including the AT&T network training school in Cincinnati.

Anthony L. Summerlin 58

Tony Summerlin has been a founder and Partner of Skye Source, LLC since 2002. Skye Source, LLC. builds networks of independent sales representatives to sell products for manufactures. Prior to founding Skye Source LLC, Tony was the Strategic Account Representative of The Salem Group from 2000 until 2002. Prior to this Tony was Group Vice President of NovaTech Sciences from 1998 to 2000. He has over 37 years experience in Information Technology, including a variety of sales and management responsibilities at Olivetti of America, Northern Telecom, Racal Datacom and Hitachi Data Systems. He is among a select group of successful IT professionals to have experience in delivering solutions for IT mainframes, storage subsystems, OPEN systems, network management, software, voice and data communications and storage area networks. Tony is a graduate of Wake Technical College in Raleigh, NC. He is a Vietnam veteran and recipient of both the Air Force and Vietnam Distinguished Service Award and the Air Force Commendation Medal. Throughout his career, Tony has achieved corporate recognition and awards for his outstanding service, top sales performance and sales leadership at regional, divisional and national levels.

EXECUTIVE COMPENSATION

Neither Mr. Sarine nor Mr. Summerlin is currently paid a salary by us. None of our current officers will be paid a salary until we raise $2.5 million or we begin to generate revenue. When sufficient capital is raised or revenue is generated, our Board of Directors will determine appropriate compensation levels based on available funds and the value of the contribution of each officer or director. We have currently budgeted for compensation of $240,000 each for Mr. Sarine and Mr. Summerlin, but compensation may be lower than what has been budgeted when the Board of Directors determines actual compensation levels. Mr. Sarine and Mr. Summerline plan to work only ten hours per week. Currently, Mr. Sarine and Mr. Summerlin are the only members of our Board of Directors. As such, they will determine their own compensation levels. See “Certain Relationships and Related Transactions.” In addition, after this offering, our officers may be granted stock options, which option grants will be subject to approval by our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2005: (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Beneficial Owner	No. of Share (1) (2)	Percentage (2) At March 15, 2005	Percentage After Offering Completed (2)

William Sarine	1,000,000	24.27%	24.27%

Tony Summerlin	1,000,000	24.27%	24.27%

All Officers and Directors	2,000,000	48.54%	48.54%
As a Group (2 persons)

(1)	All shares are Common Stock.

(2)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We share office space with Skye Source, LLC and we will begin to pay Skye Source a rent of $1,000 per month beginning after we raise at least $2.5 million or we begin to generate revenue. William Sarine and Tony Summerlin, our officers and directors, are the principal owners of Skye Source, LLC The oral agreement can be terminated by either Skye Source or us with thirty (30) days notice.

Mr. Sarine and Tony Summerlin have served as our officers and directors without compensation and will not accrue or be paid salary until after we raise at least $2.5 million or we begin to generate revenue.

During March 2005, we cancelled 4,000 shares issued to Mr. Sarine during 2004 through administrative error.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 4,120,000 shares are issued and outstanding as of the date of the prospectus, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding, the rights and preferences of which may be established from time to time by our Board of Directors.

The following description of our securities contains all material information. However, the description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation together with our corporate bylaws.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Such holders do not have cumulative voting rights. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive any dividends, if any, that may be declared from time to time by our Board of Directors out of funds legally available therefore on a pro rata basis.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive our net assets ratably, after the payment of:

i.	all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

ii.	all unsecured liabilities, including any then unsecured outstanding debt securities which we have issued as of such time; and

iii.	all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Board of Directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions applicable to such shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of such series. Such shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock; however, we may have to issue preferred stock in order to raise additional capital. See CAPITAL REQUIREMENTS under MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

2004 Equity Compensation Plan

We adopted our 2004 Equity Compensation Plan on September 1, 2004. The plan provides for the grant of options intended to qualify as “incentive stock options”, options that are not intended to so qualify or “nonstatutory stock options” and restricted stock. The total number of shares of common stock reserved for issuance under the plan is 1,300,000 shares, subject to adjustment in the event of stock split, stock dividend, recapitalization or similar capital change. No grants have been made under the plan.

The plan is administered by our Board of Directors, which selects the eligible persons to whom options or stock awards shall be granted, determines the number of shares subject to each option or stock award, the exercise price therefore and the periods during which options are exercisable, interprets the provisions of the plan and, subject to certain limitations, may amend the plan. Each option or stock award granted under the plan shall be evidenced by a written agreement between us and the optionee.

Grants may be made to our employees (including officers) and directors and to certain consultants and advisors.

The exercise price for incentive stock options granted under the plan may not be less than the fair market value of the common stock on the date the option is granted, except for options granted to 10% stockholders which must have an exercise price of not less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price for nonstatutory options is determined by the Board of Directors. Incentive stock options granted under the plan have a maximum term of ten years, except for grants to 10% stockholders which are subject to a maximum term of five years. The term of nonstatutory stock options is determined by the Board of Directors. Options granted under the plan are not transferable, except by will and the laws of descent and distribution.

Reports to Stockholders

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends September 30.

Transfer Agent

We intend to appoint a transfer agent for our common stock before this registration statement becomes effective

MARKET FOR COMMON STOCK

Market Information

There is no public trading market on which our common stock is traded. We intend to engage a broker-dealer who will file a Form 211 with the National Association of Securities Dealers (“NASD”) to allow the quote of our common stock on the OTCBB. There is no assurance that our common stock will be included on the OTCBB.

There are approximately fifty record holders of our common stock.

We have outstanding 4,120,000 shares of common stock as of March 15, 2005. All these shares are “restricted securities,” including the 2,056,000 shares that can be resold pursuant to the registration statement of which this Prospectus is a part. If not sold pursuant to a registration statement, restricted shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144. Non-affiliates currently hold 2,120,000 shares of our common stock, which is approximately 51.4% of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated for purposes of Rule 144) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate within the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitations or notice provisions of Rule 144.

We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

LEGAL PROCEEDINGS

We are not a party to, nor are we aware of, any existing, pending or threatened lawsuits or other legal actions.

LEGAL MATTERS

Certain legal matters, including the legality of the issuance of shares of common stock offered herein, are being passed upon by us by our counsel, Daniels Daniels & Verdonik, P.A., 1822 NC Highway 54, Suite 200, Durham, North Carolina 27713, who are also representing us in connection with the filing of the Registration Statement of which this Prospectus is a part. Principals in the law firm own 64,000 shares of our Common Stock sold in the private placement to the selling security holders described above. These shares are not being registered in the Registration Statement of which this Prospectus is a part.

EXPERTS

The audited financial statements of our company for the period from August 26, 2004 (Date of Inception) through September 30, 2004 have been included herein and in the registration statement in reliance upon the report of Williams & Webster, P.S., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. This prospectus is part of the registration statement, and as permitted by the SEC’s rules, does not contain all of the information in the registration. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450, Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

TELECOMM SALES NETWORK, INC.
(A Development Stage Enterprise)

Page
Unaudited Financial Statements:

Balance Sheets as of September 30, 2004 and December 31, 2004 (unaudited)	F-2

Statements of Operations for the Periods
August 26, 2004 (Date of Inception) Through December 31, 2004	F-3
and for the three months ended December 31, 2004

Statements of Stockholders' Deficit for the Periods
August 26, 2004 (Date of Inception) through September 30, 2004 and for the three months ended December 31, 2004	F-4

Statements of Cash Flows for the Periods
August 26, 2004 (Date of Inception) Through December 31, 2004 and for the three months ended December 31, 2004	F-5

Condensed Notes to Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-11

Audited Financial Statements:

Balance Sheet as of September 30, 2004	F-12

Statement of Operations for the Period August 26, 2004 (Date of Inception) to September 30, 2004	F-13

Statement of Stockholders’ Deficit for the Period August 26, 2004 (Date of Inception) through September 30, 2004	F-14

Statement of Cash Flows from August 26, 2004 (Date of Inception) through September 30, 2004	F-15

Notes to Financial Statements	F-16

TELECOMM SALES NETWORK, INC.
(A Development Stage Company)
BALANCE SHEETS

	December 31, 2004 (unaudited)	September 30, 2004 (restated)
ASSETS

CURRENT ASSETS
Cash	$103,138	$9,507
Total Current Assets	$103,138	$9,507
TOTAL ASSETS	$103,138	$9,507

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$15, 465	$13,332
Due to related party	500	500
Total Current Liabilities	15,965	13,832

TOTAL LIABILITIES	15,965	13,832

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
 Preferred stock, 5,000,000 shares authorized; $0.0001
par value; 0 shares issued and outstanding
Common Stock, 100,000,000 shares authorized; $0.0001
par value; 4,120,000 and 2,180,000 shares issued
and outstanding, respectively
	- 412	- 218
Additionally paid-in capital	105,788	8,982
Deficit accumulated during development stage	(19,027)	(13,525)
Total Stockholders’ Equity (Deficit)	87,173	(4,325)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$103,138	$9,507

See accompanying condensed notes to interim financial statements.

TELECOMM SALES NETWORK, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	Three Months Ended December 31, 2004 (unaudited)		Period from August 26, 2004 (Inception) Through December 31, 2004 (unaudited)

REVENUES		$-	$-

EXPENSES
General and administrative		3,369	3,387
Legal Fees		2,133	15,640
TOTAL EXPENSES		5,502	19,027

LOSS FROM OPERATIONS		(5,502)	(19,027)

LOSS BEFORE TAXES		(5,502)	(19,027)

INCOME TAXES		-	-

NET LOSS FROM OPERATIONS		$(5,502)	$(19,027)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$	nil

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED		3,546,667

See accompanying condensed notes to interim financial statements.

TELECOMM SALES NETWORK, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY DEFICIT

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity (Deficit)
Balance, August 26, 2004 (inception)	-	$-	$-	$-	$-

Initial Capitalization share issued for cash on August 26, 2004	2,000,000	200	-	-	200

Common stock issued for cash at $0.05 per share in September 2004	180,000	18	8,982	-	9,000

Net loss for the period ended, September 30, 2004	-	-	-	(13,525)	(13,525)

Balance, September 30, 2004 (restated)	2,180,000	218	8,982	(13,525)	(4,325)

Common stock issued for cash at $0.05 per share in October through December 2004	1,940,000	194	96,806	-	97,000

Net loss for the period ended, December 31, 2004	-	-	-	(5,502)	(5,502)

Balance, December 31, 2004 (unaudited)	4,120,000	$412	$105,788	$(19,027)	$87,173

See accompanying condensed notes to interim financial statements.

TELECOMM SALES NETWORK, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	Three Months Ended December 31, 2004 (unaudited)	Period from August 26, 2004 (Inception) Through December 31, 2004 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,502)	$(19,027)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in accounts payable	2,133	15,465
Net cash (used by operating activities	(3,369)	(3,562)

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES	-	-

CASH FLOW PROVIDED BY FINANCING ACTIVITIES:
Issuance of common stock for cash	97,000	106,200
Proceeds from short-term borrowings - related party	-	500
Net cash provided by financing activities	97,000	106,700

NET INCREASE IN CASH	93,631	103,138

CASH, BEGINNING OF PERIOID	9,507	-

CASH, END OF PERIOD	$103,138	$103,138

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying condensed notes to interim financial statements.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
December 31, 2004

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Telecomm Sales Network, Inc. (hereinafter “the Company”) was incorporated on August 26, 2004 under the laws of the State of Delaware for any lawful business. The principal business of the Company is to provide sales channel and marketing consulting support services to telecommunications companies in a worldwide market. The Company’s headquarters is located in Raleigh, North Carolina.

The Company has been in a development stage since its inception on August 26, 2004, and has not realized any revenues from its planned operations. The Company’s year end is September 30.

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Regulation S-B as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements for the year ended September 30, 2004. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
December 31, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Going Concern
As shown in the financial statements, the Company incurred a net loss for the period ending December 31, 2004, has no revenues, and has an accumulated deficit since the inception of the Company. These factors indicate that the Company may be unable to continue in existence. The financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue existence. The Company anticipates it will require a minimum of $2,500,000 to fully implement its business plan. The Company will actively seek additional capital and management believes that this will enable the Company to continue its operations. However, there are inherent uncertainties and management cannot provide assurances that it will be successful in its endeavors.

Development Stage Activities
The Company has been in the development stage since its formation and has not realized any revenue from operations. It will be primarily engaged in providing a sales channel and marketing consulting support services to telecommunications companies.

Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, “Exchange of Nonmonetary Assets, an amendment of ARB Opinion No. 29.” This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, “Accounting for Real Estate Time-Shares Transactions,” an amendment of Statement of Financial Accounting Standards Board No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends Financial

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
December 31, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)
Accounting Standards Board Statement No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (hereinafter “SFAS No. 123”). This statement supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123. The Company has determined that there was no impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4,  “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company as the Company maintains no inventory.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
December 31, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Risk
The Company maintains its cash in primarily one business checking account, the funds of which are insured by the Federal Deposit Insurance Corporation (FDIC), up to a maximum of $100,000. The Company currently has deposits at risk of $2,813.

NOTE 3 - PREFEERED AND COMMON STOCK

The Company is authorized to issue 5,000,000 shares of $0.0001 par value preferred stock, which may be issued in one or more series at the sole discretion of the Board of Directors. The Board of Directors is also authorized to determine the rights, preferences, and privileges and restrictions granted to or imposed upon any series of preferred stock. At December 31, 2004, no preferred stock has been issued by the Company.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
CONDENSED NOTES TO THE FINANCIAL STATEMENTS
December 31, 2004

NOTE 3 - PREFEERED AND COMMON STOCK (continued)

The Company is authorized to issue 100,000,000 shares of $0.0001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. During the period ending December 31, 2004, 1,940,000 shares of common stock were issued in a private placement at $0.05 per share for total cash proceeds of $97,000.  In the period ended September 30, 2004, 180,000 shares of common stock were issued at $0.05 per share for cash proceeds of $9,000 and 2,000,000 shares were issued to founders for total cash proceeds of $200.

NOTE 4 - CORRECTION ON AN ERROR

Subsequent to the issuance of the original financial statements for the period ended September 30, 2004, management determined that 2,000,000 shares of common stock were issued to the Company's shareholders at $0.0001 par value at the inception date of August 26, 2004 rather than 4,000 shares at $0.05 as originally reported.  These initial shares were issued for investment and are not held for resale.

These corrections and restatements had no effect on reported net loss, but decreased the reported net loss per share from $0.07 to $0.01.

Board of Directors
Telecomm Sales Network, Inc.
Raleigh, NC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Telecomm Sales Network, Inc. (a Delaware corporation and development stage enterprise) as of September 30, 2004, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from August 26, 2004 (inception) through September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecomm Sales Network, Inc. as of September 30, 2004 and the results of its operations, stockholders’ equity (deficit) and cash flows for the period from August 26, 2004 (inception) through September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has generated no revenue. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 8, subsequent to the issuance of the Company's Setpember 30, 2004 financial statements, management became aware that those financial statements did not reflect the correct amount of common stock shares that were issued as of September 30, 2004.  Accordingly, an adjustment has been made to the accompanying financial statements as of September 30, 2004 to correct the error.

/s/ William & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
January 19, 2005, except for
Notes 2, 3 and 8, which are
dated March 10, 2005

TELECOMM SALES NETWORK, INC.
(A Development Stage Company)
BALANCE SHEET
September 30, 2004 (Restated)

ASSETS

CURRENT ASSETS
Cash	$9,507
Total Current Assets	$9,507
TOTAL ASSETS	$9,507

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$13,332
Due to related party	500
Total Current Liabilities	13,832

TOTAL LIABILITIES	13,832

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, 5,000,000 shares authorized; $0.0001 par value; 0 shares issues and outstanding Common Stock, 100,000,000 shares authorized; $0.0001 par value; 2,180,000 shares issued and outstanding	218
Additionally paid-in capital	8,982
Deficit accumulated during development stage	(13,525)
Total Stockholders’ Equity (Deficit)	(4,325)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,507

The accompanying notes are an integral part of these financial statements.

TELECOMM SALES NETWORK, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
From August 26, 2004 (Inception) to September 30, 2004 (Restated)

REVENUES	$-

EXPENSES
General and administrative	18
Legal Fees	13,507
TOTAL EXPENSES	13,525

LOSS FROM OPERATIONS	(13,525)

LOSS BEFORE TAXES	(13,525)

INCOME TAXES	-

NET LOSS FROM OPERATIONS	$(13,525)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	2,180,000

The accompanying notes are an integral part of these financial statements.

TELECOMM SALES NETWORK, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY DEFICIT
From August 26, 2004 (Inception) to September 30, 2004 (Restated)

	Common Stock
	Number Of Shares	Amount	Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity (Deficit)
Balance, August 26, 2004 (inception)	-	$-	$-	$-	$-

Initial Capitalization share issued for cash on August 26, 2004	2,000,000	200			200

Common stock issued for cash at $0.05 per share in September 2004	180,000	18	8,982	-	9,000

Net loss for the period ended, September 30, 2004	-	-	-	(13,525)	(13,525)

Balance, September 30, 2004 (Restated)	2,180,000	218	8,982	(13,525)	(4,325)

The accompanying notes are an integral part of these financial statements.

TELECOMM SALES NETWORK, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
From August 26, 2004 (Inception) to September 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,525)
Adjustments to reconcile net loss to net cash used in operating activities: Increase in accounts payable Net cash (used by operating activities	13,332 (193)

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES	-

CASH FLOW PROVIDED BY FINANCING ACTIVITIES: Issuance of common stock for cash Proceeds from short-term borrowings - related party Net cash provided by financing activities	9,200 500 9,700

NET INCREASE IN CASH	9,507

CASH, BEGINNING OF PERIOID	-

CASH, END OF PERIOD	$9,507

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Telecomm Sales Network, Inc. (“the Company”) was incorporated on August 26, 2004 under the laws of the State of Delaware for any lawful business. The principal business of the Company is to provide sales channel and marketing consulting support services to telecommunications companies in a worldwide market. The Company’s headquarters is located in Raleigh, North Carolina.

The Company has been in a development stage since its inception on August 26, 2004, and has not realized any revenues from its planned operations. The Company’s year end is September 30.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Risk
The Company maintains its cash in primarily one business checking account, the funds of which are insured by the Federal Deposit Insurance Corporation (FDIC).

Compensated Absences
Currently, the Company has no employees; therefore, no liability has been recorded in the accompanying financial statements. The Company’s policy will be to recognize the costs of compensated absences when there are employees who earn such benefits.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133”, SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, which is effective for the Company as of January 1, 2001. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

For the period from August 26, 2004 (inception) to September 30, 2004, the Company has not engaged in any transactions that would be considered derivative instrument or hedging activities.

Development Stage Activities
The Company has been in the development stage since its formation and has not realized any revenue from operations. It will be primarily engaged in providing a sales channel and marketing consulting support services to telecommunications companies.

Recent Accounting Pronouncements
In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs— an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company as the Company maintains no inventory.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

The Company has determined that there was no impact to its financial statements from the adoption of this statement.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," may include cash, receivables, advances, accounts payable and accrued expenses. All such instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at September 30, 2004.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern
As shown in the financial statements, the Company incurred a net loss for the period ending September 30, 2004, has no revenues, and has an accumulated deficit since the inception of the Company. These factors indicate that the Company may be unable to continue in existence. The financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue existence. The Company anticipates it will require a minimum of $2,500,000 to fully implement its business plan.  The Company will actively seeking additional capital and management believes that this will enable the Company to continue its operations. However, there are inherent uncertainties and management cannot provide assurances that it will be successful in its endeavors.

Basic and Diluted Loss Per Share
Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. At September 30, 2004, basic and diluted loss per share are the same, as there are no common stock equivalents outstanding.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).

Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against the deferred tax asset if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 3 - PREFERRED AND COMMON STOCK

The Company is authorized to issue 100,000,000 shares of $0.0001 par value common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

The Company is authorized to issue 5,000,000 shares of $0.0001 par value preferred stock, which may be issued in one or more series at the sole discretion of the Board of Directors. The Board of Directors is also authorized to determine the rights, preferences, and privileges and restrictions granted to or imposed upon any series of preferred stock. At September 30, 2004, no preferred stock has been issued by the Company.

During the period ending September 30, 2004, 2,000,000 shares of common stock were issued at par at initial capitalization for $200 and 180,000 shares of common stock were issued at $0.05 per share for total cash proceeds of $9,000.

NOTE 4 - INCOME TAXES

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against the deferred tax asset if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At September 30, 2004, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $4,300. The temporary difference is approximately $900, which principally arises from the amortization of organizational costs for income tax purposes.

TELECOMM SALES NETWORK, INC.
(A Development State Enterprise)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2004

NOTE 4 - INCOME TAXES (continued)

As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been recorded.

The significant components of the deferred tax assets at September 30, 2004 were as follows:

Net operating loss carryforward:	$12,600
Deferred tax asset	$4,300
Deferred tax asset valuation allowance	(4,300)
Net deferred tax asset	$-

At September 30, 2004, the Company has net operating loss carryforwards of approximately $12,600, which expire in the year 2024.

NOTE 5 - STOCK OPTIONS

The Company’s board of directors approved the Telecomm Sales Network, Inc. 2004 Equity Compensation Plan. This plan allows the Company to distribute up to 1,300,000 shares of common stock options to persons employed or associated with the Company.

During the year ended September 30, 2004, the Company has not granted any options.

NOTE 6 - RELATED PARTY TRANSACTIONS

In August 2004, one of the Company’s shareholders loaned the Company $500. The loan is unsecured, non-interest bearing and payable on demand.

NOTE 7 - SUBSEQUENT EVENTS

During the period subsequent to September 30, 2004, the Company sold 1,940,000 shares of its common stock for cash of $97,000 through a private issuance.

NOTE 8 - CORRECTION ON AN ERROR

Subsequent to the issurance of the original financial statements for the period ended September 30, 2004, management determined that 2,000,000 shares of common stock were issued to the Company's shareholders at $0.0001 par value at the inception date of August 26, 2004 rather than 4,000 shares at $0.05 as originally reported.  These initial shares were issued for investment and are not held for resale.

These corrections and restatements had no effect on reported net loss, but decreased the reported net loss per share from $0.07 to $0.01.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation eliminates the personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, we have included in our Certificate of Incorporation and our Bylaws provisions to indemnify our directors, officers, employees and agents and to purchase insurance with respect to liability arising out of their performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation Law. The Delaware General Corporation Law provides further that indemnification shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under any agreement, vote of stockholders or otherwise.

The effect of the foregoing is to require us, to the extent permitted by law, to indemnify our officers, directors, employees and agents for any claims arising against such person in their official capacities, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing, or otherwise, the company has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

The other expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee	$300
Legal Fees	$50,000
Accounting Fees	$10,000
Printing and Engraving and Edgar filing expenses	$10,700
Miscellaneous	$4,000

TOTAL	$75,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

(1) At the time of its incorporation in August 2004, we issued 1,000,000 shares of our common stock (for an aggregate of 2,000,000 shares) to each of its founding shareholders, William Sarine and Tony Summerlin, at $0.0001 per share and $200 in the aggregate. These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act and the rules adopted thereunder. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another. Neither we nor any person acting on its behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

(2) During 2004, we sold 2,120,000 shares of our common stock at a price of $0.05 per share to investors pursuant to a private offering for a total of $106,000. This offering was conducted pursuant to Rule 506 under Regulation D. All the investors are accredited investors. All the investors have prior experience investing in start-up technology companies. All the investors were provided access to all the information they deemed relevant to their investment decisions. All the investors had prior business dealings with one another. Neither we nor any person acting on its behalf offered or sold the securities by any general solicitation or general advertising. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or exemption from registration.

ITEM 27. EXHIBITS.

The Exhibits listed on the exhibit index are hereby incorporated by reference herein.

ITEM 28. UNDERTAKINGS.

  The Registrant undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement (the “Registration Statement”) to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and, Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in connection with the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Raleigh, North Carolina on April 25, 2005.

Telecomm Sales Network, Inc.

By:	/s/ William Sarine
William Sarine President, Chief Executive Officer, Treasurer, Chief Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, Amendment No. 1 to the registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATED

/s/ William Sarine William Sarine	President, Chief Executive Officer, Treasurer, Chief Financial Officer, Principal Accounting Officer and Director	April 25, 2005

/s/ Tony Summerlin Tony Summerlin	Vice President, Secretary and Director	April 25, 2005

TELECOMM SALES NETWORK, INC.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith

3.1	Certification of Incorporation	SB-2	333-123365	3.1	March 16, 2005
3.2	By-Laws	SB-2	333-123655	3.2	March 16, 2005
4.1	Specimen Certificate of Common Stock	SB-2	333-123655	4.1	March 16, 2005
5.1	Opinion of Counsel	SB-2	333-123655	5.1	March 16, 2005
10.1	2004 Equity Compensation Plan	SB-2	333-123655	10.1	March 16, 2005
10.2	Form of Subscription Agreement					X
23.1	Accountant’s Consent					X
23.2	Counsel’s Consent to Use Opinion (included in Exhibit 5.1)	SB-2	333-123655	23.2	March 16, 2005